                                                                    EXHIBIT 12.1

                            AMB PROPERTY CORPORATION
                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

                                 (IN THOUSANDS)

                                                                                                                FOR THE THREE MONTHS
                                                                                                                  ENDED MARCH 31,
Earnings                                                                                                            2002     2001
                                                                                                                    ----     ----
Income from continuing operations before adjustment for minority interest                                          30,711    44,440
Add:
      Minority interest in income of majority owned subsidiaries                                                   15,623    12,997
      Fixed charges                                                                                                44,136    42,798
      Amortization of capitalized interest                                                                            212       116
      Losses from unconsolidated entities                                                                               -       149
      Distributed income from unconsolidated entities                                                               1,433     1,173

Less:
      Interest capitalization                                                                                      (1,791)   (3,782)
      Preferred distributions of consolidated subsidiaries                                                         (5,857)   (6,858)
      Income from unconsolidated entities and other                                                                  (458)     (440)
                                                                                                            ------------------------
            Total earnings                                                                                         84,009    90,593

Fixed charges

      Interest on indebtedness (including amortization of premiums and financings costs)                           35,851    31,552
      Interest capitalized                                                                                          1,791     3,782
      Portion of rents representative of the interest factor                                                          637       606
      Preferred distributions of consolidated subsidiaries                                                          5,857     6,858
                                                                                                            ------------------------
          Total fixed charges                                                                                      44,136    42,798

      Earnings to fixed charges                                                                                       1.9       2.1
